Exhibit 99.1

PRESS RELEASE

Contact:	Bryce Blair Chairman and Chief Executive Officer AvalonBay Communities, Inc. 703-317-4652

For Immediate Release

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF W. EDWARD WALTER AS NEW INDEPENDENT DIRECTOR

ALEXANDRIA, VA (July 14, 2008) – AvalonBay Communities, Inc. (NYSE: AVB) announced today that W. Edward Walter has been appointed to the company’s Board of Directors, effective September 16, 2008.  Mr. Walter will serve as an independent director of the Company.

Mr. Walter has served as President and CEO of Host Hotels & Resorts, Inc. (“Host”), a premier lodging real estate company, since October, 2007.  From 2003 until October, 2007, he served as Executive Vice President and Chief Financial Officer of Host.  From 1996 until 2003 he served in various senior management positions with Host, including Chief Operating Officer.

“Ed brings significant relevant experience to the AvalonBay Board from a long and successful career in the real estate industry,” said Bryce Blair, Chairman of the Board and CEO.  “AvalonBay will benefit from Ed’s business and investment expertise.”

About AvalonBay Communities, Inc.

As of June 30, 2008, AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, owned or held an ownership interest in 180 apartment communities containing 51,119 apartment homes in ten states and the District of Columbia, of which 20 communities were under construction and 10 communities were under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States.  More information on AvalonBay, an S&P 500 company, may be found on the Company’s Web site at http://www.avalonbay.com.